CONTACT:

David W. Fry

Executive Vice President, Treasurer

and Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FLUSHING FINANCIAL TO PRESENT AT KEEFE, BRUYETTE & WOODS COMMUNITY BANK CONFERENCE ON JULY 29, 2009

LAKE SUCCESS, NY – July 24, 2009 — Flushing Financial Corporation (NASDAQ-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced that John R. Buran, Flushing Financial’s President and Chief Executive Officer, and David W. Fry, Flushing Financial’s Executive Vice President and Chief Financial Officer, will participate in the Keefe, Bruyette & Woods 10th Annual Community Bank Conference on July 29, 2009 in New York City.

WHO

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

WHAT	Presentation at the Keefe, Bruyette & Woods 10th Annual Community Bank Conference.
WHERE / WHEN	New York, New York at 3:30 p.m. Eastern Daylight Time on July 29, 2009.
PRESENTATION

The presentation will focus on the Company’s performance and its strategic operating objectives. The simultaneous webcast of the presentation will be available on the Company’s website, www.flushingsavings.com, on Wednesday, July 29, 2009, and will remain available for 60 days following the presentation.

The webcast will also be accessible via: http://www.kbw.com/news/conferences.html

RECENT NEWS

•              May 20, 2009 - Flushing Financial Corporation Declares Quarterly Dividend of $0.13 Per Share.

•             May 8, 2009 - Flushing Financial Ranked #1 thrift by SNL.

•              April 21, 2009 - Flushing Financial Corporation Reports Quarterly Net Income of $6.3 Million and Diluted Earnings Per Common Share of $0.26.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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